Exhibit 99.1
Northern Oil and Gas, Inc. Announces Borrowing Base Increase
MINNEAPOLIS--(BUSINESS WIRE)-- Northern Oil and Gas, Inc. (NYSE American: NOG) (the “Company” or “Northern”) today announced that the borrowing base under its reserves-based revolving credit facility has been increased to $850.0 million from $725.0 million. Northern has chosen to increase the elected commitment amount to $750.0 million from $660.0 million. The 14 lender syndicate unanimously approved the increase, effective as of November 3, 2021. No material changes were made to the terms of the credit facility.
MANAGEMENT COMMENT
“We are pleased that our strong reserves base support another increase of our borrowing base,” commented Chad Allen, Northern’s Chief Financial Officer, “More impressive is that this borrowing base does not include any reserve value from our pending Williston Basin acquisition.”
ABOUT NORTHERN OIL AND GAS
Northern Oil and Gas, Inc. is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about Northern Oil and Gas, Inc. can be found at www.northernoil.com.
Mike Kelly, CFA
Chief Strategy Officer
(952) 476-9800
ir@northernoil.com